Exhibit 1.3

ARTICLES OF AMENDMENT OF
ARTICLES OF INCORPORATION OF
TOP TANKERS INC.

UNDER SECTION 90 OF THE BUSINESS CORPORATIONS ACT
I, Evangelos J. Pistiolis, President and Director of TOP TANKERS INC., a corporation organized and existing under the laws of the Republic of the Marshall Islands, for the purpose of amending the Articles of Incorporation of said Corporation pursuant to Section 90 of the Business Corporations Act, hereby certify:

1.	The name of the Corporation is: TOP TANKERS INC.

2.
The Articles of Incorporation were filed with the Registrar of Corporations on the 10th day of January, 2000 under the name of “OCEAN HOLDINGS INC.”, Articles of Amendment were filed with the Registrar of Corporations on the 30th day of April, 2004 changing the name of the Corporation to “TRANS OCEAN PETROLEUM TANKERS INC.”, Articles of Amendment were filed with the Registrar of Corporations on the 10th day of May, 2004 changing the name of the Corporation to “TOP TANKERS INC.”, Articles of Amendment were filed with the Registrar of Corporations on the 27th day of May, 2004, Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations on the 21st day of July, 2004 and Articles of Amendment were filed with the Registrar of Corporations on the 22nd day of July, 2005.

3.	Section A of the Articles of Incorporation, as heretofore amended and restated, is hereby amended by changing the name of the Corporation from “TOP TANKERS INC.” to “TOP SHIPS INC.”

4.
The amendment to the Articles of Incorporation, as heretofore amended and restated, was authorized by vote of the holders of a majority of all outstanding shares entitled to vote thereon at the meeting of shareholders of the Corporation held on December 13, 2007.

IN WITNESS WHEREOF, I have executed these Articles of Amendment on this 14th day of December, 2007.

/s/ Evangelos J. Pistiolis
Name:: Evangelos J. Pistiolis
Title: President and Director

23116.0001 #838525